UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 10, 2019

RumbleOn, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction

of Incorporation)

001-38248		46-3951329
(Commission File Number)		(I.R.S. Employer Identification No.)

1350 Lakeshore Drive
Suite 160

Coppell, Texas		75019
(Address of Principal Executive Offices)		(Zip Code)

(469) 250-1185
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	RMBL	The Nasdaq Stock Market LLC

Item 8.01.    Other Items.

On May 10, 2019, RumbleOn, Inc. (the “Company”) issued a press release announcing the pricing of $30 million aggregate principal amount of 6.75% convertible senior notes due 2024 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, the Company announced the pricing of a private placement, pursuant to Regulation D under the Act, of 1,900,000 shares of its Class B Common Stock at a price of $5.00 per share. The offerings are expected to close on May 14, 2019, subject to customary closing conditions, and are expected to result in aggregate net proceeds of approximately $36.4 million, after deducting the initial purchaser’s discounts and commissions, placement agent fees and estimated offering expenses. Neither offering is contingent upon the closing of the other offering.

The Company expects to use approximately $11.1 million of the net proceeds from the offerings to refinance certain outstanding restrictive indebtedness and the remainder for other general corporate purposes, which may include increased spending on marketing and advertising, and expenditures necessary to grow the business. Pending these uses, the Company may invest the net proceeds in short-term interest-bearing investment grade instruments. A copy of the press release announcing the pricing of the offerings is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.
Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.
Description

99.1
Press Release, dated May 10, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUMBLEON, INC.

Date: May 10, 2019	By:	/s/ Steven R. Berrard
Steven R. Berrard
Chief Financial Officer